Filed Pursuant to Rule 424(b)(3)

Registration No. 333-291399

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated November 7, 2025)

CLEANCORE SOLUTIONS, INC.

198,824,705 Shares of Common Stock

This prospectus supplement amends and supplements certain information contained in the prospectus dated November 7, 2025 (the “Prospectus”), which forms a part of our registration statement on Form S-3 (File No. 333-291399). The Prospectus relates to the offer and resale of up to 198,824,705 shares of common stock, par value $0.0001 per share (the “Common Stock”), by the selling stockholders named in the Prospectus, which includes shares of Common Stock issuable upon the exercise of certain warrants.

This prospectus supplement amends and supplements the Prospectus to reflect a decrease in the exercise price of (i) the placement agent warrants issued to Curvature Securities LLC and/or certain persons associated with Curvature Securities LLC on September 5, 2025 (the “Curvature Placement Agent Warrants”), exercisable into an aggregate of 2,100,005 shares of Common Stock, previously exercisable at $1.33 per share of Common Stock, to a reduced exercise price of $1.18 per share of Common Stock, and (ii) the placement agent warrants issued to Maxim Partners LLC on September 5, 2025 (the “Maxim Placement Agent Warrants” and, together with the Curvature Placement Agent Warrants, the “Placement Agent Warrants”), exercisable into an aggregate of 3,150,008 shares of Common Stock, previously exercisable at $1.33 per share of Common Stock, to a reduced exercise price of $0.90 per share of Common Stock. All references in the Prospectus to the exercise price of $1.33 per share of Common Stock with respect to the Curvature Placement Agent Warrants are hereby amended and restated to reflect an exercise price of $1.18 per share of Common Stock, and all references in the Prospectus to the exercise price of $1.33 per share of Common Stock with respect to the Maxim Placement Agent Warrants are hereby amended and restated to reflect an exercise price of $0.90 per share of Common Stock.

Our Common Stock is listed on NYSE American under the symbol “ZONE.” On June 4, 2026, the last reported sale price of our Common Stock on NYSE American was $0.68 per share. There is no established trading market for the Placement Agent Warrants, and we do not expect a market to develop. In addition, we do not intend to list the Placement Agent Warrants on NYSE American or any other securities exchange or any other nationally recognized trading system. Without an active trading market, the liquidity of the Placement Agent Warrants will be extremely limited.

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. The Prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” section of the Prospectus, and under similar headings in any amendment or supplements thereto, and in our most recent Annual Report on Form 10-K.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus and this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 4, 2026.